Filed pursuant to Rule 424(b)(5)
Registration No. 333-275935

Prospectus Supplement
(To the Prospectus dated January 2, 2024)

We previously entered into an At the Market Offering Agreement, or the offering agreement, with H.C. Wainwright & Co., LLC, or Wainwright, dated December 7, 2023, relating to the sale of shares of our common stock, par value $0.0001 per share, or our Common Stock, offered by the Prospectus (as defined below). In accordance with the terms of the offering agreement, we may offer and sell shares of our Common Stock having an aggregate offering price of up to $7,500,000 million from time to time through Wainwright acting as sales agent, at our discretion.

As of February 24, 2025, we have sold $20,374 of our shares of Common Stock under the offering agreement pursuant to our prospectus dated January 2, 2024, or the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, and is qualified by reference thereto, except to the extent that the information herein amends or supersedes the information contained in the Prospectus. This prospectus supplement is not complete without, and may only be delivered or utilized in connection with, the Prospectus, and any future amendments or supplements thereto.

The purpose of this prospectus supplement is to suspend the offering agreement and to terminate the continuous offering by us under the Prospectus effective on February 24, 2025. We will not make any sales of our shares of Common Stock pursuant to the offering agreement unless and until a new prospectus supplement is filed with the Securities and Exchange Commission; however, the offering agreement remains in full force and effect.

Our common stock is listed on the NYSE American under the symbol “PHGE.” On February 21, 2025, the last reported sale price of our Common Stock on the NYSE American was $0.9588 per share.

        Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 7 of the Prospectus, the “Risk Factors” section beginning on page 28 of our Annual Report on Form 10-K for the year ended December 31, 2023, and under similar headings in the other documents that are filed after the date hereof and incorporated by reference into this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

February 24, 2025